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Mylan Reports Strong Second Quarter and First Half 2020 Results and Updates 2020 Guidance
HERTFORDSHIRE, England and PITTSBURGH - Aug. 6, 2020 - Mylan N.V. (NASDAQ: MYL) today announced its financial results for the three and six months ended June 30, 2020.

Second Quarter 2020 Financial Highlights
•Total revenues of $2.73 billion, down 4%, down 2% on a constant currency basis, compared to the prior year period.
•Revenue Highlights:
◦North America segment net sales of $1.04 billion, up 2% on an actual and constant currency basis.
◦Europe segment net sales of $935.0 million, down 6%, down 3% on a constant currency basis.
◦Rest of World segment net sales of $721.9 million, down 10%, down 5% on a constant currency basis.
•U.S. GAAP net earnings of $39.4 million, compared to U.S. GAAP net loss of $(168.5) million in the prior year period.
•Adjusted net earnings of $574.3 million, compared to adjusted net earnings of $532.8 million in the prior year period.
•Adjusted EBITDA of $878.6 million, compared to adjusted EBITDA of $847.4 million in the prior year period.
Six Months Ended June 30, 2020 Financial Highlights
•Total revenues of $5.35 billion, essentially flat, up 3% on a constant currency basis, compared to the prior year period.
•Revenue Highlights:
◦North America segment net sales of $1.99 billion, up 2%, up 3% on a constant currency basis.
◦Europe segment net sales of $1.96 billion, up 4%, up 7% on a constant currency basis.
◦Rest of World segment net sales of $1.33 billion, down 8%, down 3% on a constant currency basis.
•U.S. GAAP net earnings of $60.2 million, compared to U.S. GAAP net loss of $(193.5) million in the prior year period.
•Adjusted net earnings of $1.04 billion, compared to adjusted net earnings of $954.7 million in the prior year period.
•Adjusted EBITDA of $1.63 billion, compared to adjusted EBITDA of $1.56 billion in the prior year period.
•U.S. GAAP net cash provided by operating activities for the six months ended June 30, 2020 of $670.6 million, compared to net cash provided by operating activities of $629.2 million in the prior year period, and adjusted free cash flow for the six months ended June 30, 2020 of $878.6 million, compared to $750.8 million in the prior year period.

Updated Full Year 2020 Financial Guidance
Mylan is not providing forward-looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures. Please see "Non-GAAP Financial Measures" for additional information.

Mylan is tightening its full year guidance within the ranges of the original expectations for both adjusted EBITDA and total revenues. We now expect the overall COVID-19 recovery efforts will occur slower than anticipated and may continue throughout the rest of the year. As a result, we expect total revenues, which absorbed a 2% net decline related to COVID-19 in the first half of the year, to have an overall similar negative impact for the second half of the year. As a result we are tightening our total revenue range to between $11.5 to $12.0 billion. In addition, we are also tightening our adjusted EBITDA guidance range to between $3.30 to $3.70 billion.

(in millions)	2020 Updated Guidance Range	2020 Updated Midpoint
Total Revenues	$11,500 - $12,000	$11,750
Adjusted EBITDA	$3,300 - $3,700	$3,500
Mylan CEO Heather Bresch commented: “Since the onset of the COVID-19 pandemic, Mylan has remained steadfast in its focus on continuing to protect the health and safety of its workforce while also serving patients and partnering with the global healthcare community in the fight against the disease. Mylan's strong results from the first half of the year demonstrate the resilience of our underlying business, even amidst the current environment, with total revenues of $5.35 billion, an increase of 3% year-over-year on a constant currency basis, and adjusted EBITDA of $1.63 billion, representing an increase of 5%. Looking forward to the remainder of the year, we’re tightening our full year guidance within the ranges of our original expectations for both adjusted EBITDA and revenues. On adjusted EBITDA, we expect to be able to substantially maintain our original target for the full year while tightening the range to between $3.3 and $3.7 billion. At the midpoint, this implies slightly less than $1.9 billion of second half adjusted EBITDA, which we expect to be weighted more to the fourth quarter. And on revenue, we’re also tightening our full year range to between $11.5 and $12 billion, taking into consideration COVID-19 topline impacts to date and our anticipation that recovery efforts will continue until at least the end of the year. Mylan also continues to progress toward a successful deal close with Pfizer’s Upjohn business in the fourth quarter of this year, and I’m proud of all that we continue to achieve as Mylan in order to set up the new company for success in 2021 and beyond.”
Mylan President Rajiv Malik added: “The commitment of our employees, especially our front-line workers, has enabled us to maintain supply continuity and strong customer service levels without any meaningful disruption during the first half of 2020. Through leveraging new technologies and virtual tools, our sales force has provided continual support to meet the needs of healthcare professionals and the patients they serve. As we navigate the current environment, we also remain focused on our long-term strategy. Our sustained momentum in achieving key pipeline and biosimilar development program milestones reflects our continued concentration in moving up the science spectrum and bringing to market difficult-to-develop and complex products. We are especially proud of the global biosimilars franchise we have built, as we are approaching $1 billion in expected cumulative biosimilar sales with 90% of this value coming from the last two years.”

Mylan CFO Ken Parks added: “In the second quarter, Mylan once again generated strong cash flow taking first half 2020 adjusted free cash flow to $879 million, up 17% from the prior year. This strong cash flow allowed us to repay €500M of maturing debt during the quarter and to reduce leverage to 3.4 times, and marked significant progress toward our target of approximately $1 billion of 2020 debt repayments. Despite overall prevailing market uncertainty, we continue to expect full year adjusted free cash flow generation to be consistent with 2019 levels and remain fully committed to our investment grade credit rating.”

RECENT DEVELOPMENTS

LEADERSHIP UPDATE
As previously shared as part of Mylan and Pfizer’s Upjohn business combination agreement on July 29, 2019, it was announced that Mylan CFO Ken Parks would depart Mylan upon closing of the pending transaction. Following his completion of the work required under his transition and succession agreement, and his acceptance of a CFO role at another publicly traded company, today Mylan announced that Ken Parks will depart effective September 1, 2020. As also announced in February 2020, Sanjeev Narula, current CFO of Pfizer’s Upjohn business will become CFO of

Viatris once the new company launches, which is expected to occur in the fourth quarter of this year. Upon Mr. Parks’ transition, Paul Campbell, Controller and Chief Accounting Officer of Mylan, will lead Mylan’s global finance functions on an interim basis as he has done during previous transitions and pending the anticipated formation of Viatris.

Mylan Executive Chairman Robert J. Coury commented, “On behalf of Mylan’s Board of Directors, we would like to thank Ken for all his contributions and accomplishments during his tenure at Mylan. Ken has been a consummate professional and has completed all that was required as part of his transition agreement. We are delighted to wish him well in this next chapter of his career.”

Mr. Parks said, “I am proud of what we have accomplished at Mylan, including further enhancing the strength and resiliency of our global platform – all while ensuring a robust financial profile that has enabled a foundation for future success. I wish the best for my Mylan colleagues and look forward to watching Mylan continue to build on this momentum as it works toward the formation of Viatris and beyond. I thank the leadership team and the Mylan Board of Directors for their support over the past four years.”

MERIDIAN SUPPLY AGREEMENT
In connection with the Separation and Distribution Agreement, dated as of July 29, 2019, by and between Pfizer Inc. (“Pfizer”) and Upjohn Inc. (“Upjohn”) (as amended, the “Separation Agreement”), and the Business Combination Agreement, dated as of July 29, 2019, by and among Mylan, Pfizer, Upjohn and certain of their affiliates (as amended, the “Business Combination Agreement”), Pfizer, Upjohn and Mylan previously agreed to review and negotiate a potential transfer of Pfizer’s Meridian Medical Technologies business (the “Meridian Business”) to Upjohn. The Meridian Business is Mylan’s supplier of EpiPen® Auto-Injectors pursuant to an agreement that had an expiration date of December 31, 2020 (the “EpiPen Supply Agreement”). Instead of proceeding with the transfer of the Meridian Business, Pfizer and Mylan agreed subsequent to June 30, 2020 to extend the EpiPen Supply Agreement for an additional four-year period through December 31, 2024, with an option for Mylan (or Upjohn) to further extend the term for an additional one-year period thereafter.

Financial Summary

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(Unaudited; in millions, except %s)	2020	2019	Percent Change	2020	2019	Percent Change
Total Revenues (1)	$2,731.2	$2,851.5	(4)%	$5,350.4	$5,347.0	—%
North America Net Sales	1,039.0	1,023.4	2%	1,994.5	1,946.3	2%
Europe Net Sales	935.0	989.6	(6)%	1,956.9	1,884.9	4%
Rest of World Net Sales	721.9	805.2	(10)%	1,332.7	1,447.6	(8)%
Other Revenues	35.3	33.3	6%	66.3	68.2	(3)%

U.S. GAAP Gross Profit	$1,025.7	$932.6	10%	$1,931.8	$1,737.8	11%
U.S. GAAP Gross Margin	37.6%	32.7%		36.1%	32.5%
Adjusted Gross Profit (2)	$1,482.8	$1,533.1	(3)%	$2,863.2	$2,873.8	—%
Adjusted Gross Margin (2)	54.3%	53.8%		53.5%	53.7%

U.S. GAAP Net Earnings (Loss)	$39.4	$(168.5)	123%	$60.2	$(193.5)	131%
Adjusted Net Earnings (2)	$574.3	$532.8	8%	$1,041.5	$954.7	9%

EBITDA (2)	$569.1	$596.7	(5)%	$1,152.0	$1,130.9	2%
Adjusted EBITDA (2)	$878.6	$847.4	4%	$1,629.3	$1,557.6	5%
___________
(1)  Amounts exclude intersegment revenue that eliminates on a consolidated basis.
(2)  Non-GAAP financial measures. Please see "Non-GAAP Financial Measures" for additional information.

Second Quarter 2020 Financial Results
Total revenues for the three months ended June 30, 2020 were $2.73 billion, compared to $2.85 billion for the comparable prior year period, representing a decrease of $120.3 million, or 4%. Total revenues include both net sales and other revenues from third parties. Net sales for the current quarter were $2.70 billion, compared to $2.82 billion for the comparable prior year period, representing a decrease of $122.3 million, or 4%. Other revenues for the current quarter were $35.3 million, compared to $33.3 million for the comparable prior year period.
The decrease in net sales was primarily the result of a decrease in net sales in the Rest of World segment of 10% and a decrease in net sales in the Europe segment of 6%, which were partially offset by an increase in the North America segment of 2%. Mylan’s net sales were unfavorably impacted by the effect of foreign currency translation, primarily reflecting changes in the U.S. Dollar as compared to the currencies of Mylan’s subsidiaries in India, the European Union and Australia. The unfavorable impact of foreign currency translation on current period net sales was approximately $67.6 million, or 2%. On a constant currency basis, net sales decreased by approximately $54.7 million, or 2%. This decrease was primarily driven by lower pricing and volumes from net sales of existing products, partially offset by new product sales. In the second quarter of 2020, the COVID-19 pandemic negatively impacted our net sales, primarily in our Europe and Rest of World segments, by approximately 5%, primarily driven by lower retail pharmacy demand, lower non-COVID-19 related patient hospital visits and a lower number of in person meetings with prescribers and payors. This negative impact included the reversal of the forward purchasing, which increased net sales by approximately 2% in the first quarter of 2020. Below is a summary of net sales in each of our segments for the three months ended June 30, 2020:
•Net sales from North America segment totaled $1.04 billion in the current quarter, an increase of $15.6 million or 2% when compared to the prior year period. This increase was primarily driven by higher volumes from net sales of existing products and new product sales and partially offset by lower pricing on sales of existing products. Higher volumes from net sales of existing products were primarily driven by sales of the WixelaTM InhubTM and Yupelri®, partially offset by lower EpiPen volumes. Lower pricing on sales of existing products was driven by changes in the competitive environment, including for Levothyroxine Sodium. The impact of foreign currency translation on current period net sales was insignificant within North America.
•Net sales from Europe segment totaled $935.0 million in the current quarter, a decrease of $54.6 million, or 6%, when compared to the prior year period. The decrease was primarily due to lower volumes from net sales of existing products due to COVID-19, the unfavorable impact of foreign currency translation of approximately $21.3 million or 2%, and to a lesser extent, lower pricing on sales of existing products. The unfavorable impact of these items was partially offset by new product sales. Constant currency net sales decreased by approximately $33.3 million, or 3%, when compared to the prior year period.
•Net sales from Rest of World segment totaled $721.9 million in the current quarter, a decrease of $83.3 million or 10% when compared to the prior year period. This decrease was primarily driven by the unfavorable impact of foreign currency translation, lower volumes from net sales of existing products, driven by the negative impact of COVID-19 in many emerging markets including China, and lower pricing from net sales of existing products, primarily driven by government price cuts in Japan. These decreases were partially offset by new product sales, primarily in Australia. Overall, net sales from Rest of World were unfavorably impacted by the effect of foreign currency translation by approximately $44.1 million, or 5%. Constant currency net sales decreased by approximately $39.2 million, or 5% when compared to the prior year period.
U.S. GAAP gross profit was $1.03 billion and $0.93 billion for the second quarter of 2020 and 2019, respectively. U.S. GAAP gross margins were 38% and 33% in the second quarter of 2020 and 2019, respectively. U.S. GAAP gross margins were positively impacted by lower amortization expense from acquired intangible assets and intangible asset impairment charges realized in the prior year period. In addition, gross margins were positively impacted by higher gross profit from net sales of existing products in North America, primarily driven by gross profit from sales of the WixelaTM InhubTM , and lower restructuring expenses in North America. These items were partially offset by lower gross margins from the net sales of existing products in the Rest of World segment, including in China. Adjusted gross profit was $1.48 billion and adjusted gross margins were 54% for the second quarter of 2020 compared to adjusted gross profit of $1.53 billion and adjusted gross margins of 54% in the prior year period. Adjusted gross margins were positively impacted by higher gross profit from net sales of existing products in North America, primarily driven by gross profit from sales of the WixelaTM InhubTM. This impact was partially offset by lower gross margins from the net sales of existing products in the Rest of World segment, primarily in China and emerging markets.
R&D expense for the three months ended June 30, 2020 was $156.3 million, compared to $147.6 million for the comparable prior year period, an increase of $8.7 million. This increase was primarily due to a $30 million milestone payment due to Revance Therapeutics, Inc. (“Revance”) for the continuation of the development program for a biosimilar to the branded biologic product (onabotulinumtoxinA) marketed as BOTOX® in the current year period, partially offset by lower expenditures related to the reprioritization of global programs.
Selling, general and administrative (“SG&A”) expense for the three months ended June 30, 2020 was $719.4 million, compared to $668.6 million for the comparable prior year period, an increase of $50.8 million. The increase was primarily the result of higher consulting fees and other expenses primarily related to the pending Combination totaling approximately $120.0 million in the current year period, including approximately $85.0 million related to obligations to reimburse Pfizer for certain financing costs under the Business Combination Agreement and Separation Agreement (the “Combination Agreements”). Partially offsetting this increase were lower selling and promotional expenses, including through our active management and certain lower expenses as a result of COVID-19.
During the second quarter of 2020, the Company recorded a net charge of $15.8 million in Litigation settlements and other contingencies, net compared to a net charge of $20.9 million in the comparable prior year period. During the three months ended June 30, 2020, the Company recorded a $12.1 million loss for fair value adjustments related to Pfizer’s proprietary dry powder inhaler delivery platform (the “respiratory delivery platform”) contingent consideration and a net charge of approximately $3.7 million related to a number of litigation matters. During the three months ended June 30, 2019, the Company recognized expense of approximately $18.0 million for a settlement in principle related to the modafinil antitrust matter, approximately $30.0 million for a settlement in principle with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the SEC staff's investigation of the Company's public disclosures regarding its 2016 settlement with the Department of Justice concerning the EpiPen Medicaid Drug Rebate Program. These charges were partially offset by a gain of $24.8 million for fair value adjustments related to the respiratory delivery platform contingent consideration.
U.S. GAAP net earnings increased by $207.9 million to earnings of $39.4 million for the three months ended June 30, 2020, compared to a loss of $(168.5) million for the prior year period and U.S. GAAP EPS increased from $(0.33) in the prior year period to $0.08 in the current quarter. The Company recognized a U.S. GAAP income tax benefit of $19.4 million in the current year period, compared to a U.S. GAAP income tax provision of $116.4 million for the comparable prior year period, an increase of $135.8 million. During the current quarter, the Company recognized a benefit as a result of changes in the assessment of the realizability of deferred tax assets. During the three months ended June 30, 2019, the Company reached a settlement in principle with the U.S. Internal Revenue Service (“IRS”) to resolve federal tax matters related to the February 27, 2015 acquisition by Mylan N.V. of Mylan Inc. and Abbott Laboratories’ non-U.S. developed markets specialty and branded generics business, including adjusting the interest rates used for intercompany loans and confirming our status as a non-U.S. corporation for U.S. federal income tax purposes, and recorded a reserve of approximately $140.0 million as part of its liability for uncertain tax positions, with a net impact to the income tax provision of approximately $129.9 million related to this matter. Also impacting the current year income tax benefit was the changing mix of income earned in jurisdictions with differing tax rates. Adjusted net earnings increased to $574.3 million compared to $532.8 million for the prior year period.
EBITDA was $569.1 million for the current quarter and $596.7 million for the comparable prior year period. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $878.6 million for the current quarter and $847.4 million for the comparable prior year period.

Six Months Ended June 30, 2020 Financial Results
Total revenues for the six months ended June 30, 2020 were $5.35 billion, compared to $5.35 billion for the comparable prior year period, representing an increase of $3.4 million, or less than 1%. Total revenues include both net sales and other revenues from third parties. Net sales for the six months ended June 30, 2020 were $5.28 billion, compared to $5.28 billion for the comparable prior year period, representing an increase of $5.3 million, or less than 1%. Other revenues for the six months ended June 30, 2020 were $66.3 million, compared to $68.2 million for the comparable prior year period.

The increase in net sales was primarily the result of an increase in net sales in the Europe segment of 4% and an increase in net sales in the North America segment of 2%, which were partially offset by a decrease in net sales in the Rest of World segment of 8%. Mylan’s net sales were unfavorably impacted by the effect of foreign currency translation, primarily reflecting changes in the U.S. Dollar as compared to the currencies of Mylan’s subsidiaries in the European Union, India and Australia. The unfavorable impact of foreign currency translation on current year net sales was approximately $131.9 million, or 3%. On a constant currency basis, the increase in net sales was approximately $137.2 million, or 3% for the six months ended June 30, 2020. This increase was primarily driven by higher volumes of existing products, and to a lesser extent, new product sales, partially offset by lower pricing on sales of existing products. We have estimated that the net impact of the COVID-19 pandemic decreased total net sales and consolidated total revenues during the six months ended June 30, 2020 by approximately 2%. The extent to which the COVID-19 pandemic will impact our business, operations and financial results in future periods will depend on numerous evolving factors that are beyond our control, and that we may not be able to accurately predict. Below is a summary of net sales in each of our segments for the six months ended June 30, 2020:
•Net sales from North America segment totaled $1.99 billion during the six months ended June 30, 2020, an increase of $48.2 million or 2% when compared to the prior year period. This increase was due primarily to higher volumes on sales of existing products, and to a lesser extent, new product sales. The higher volumes on sales of existing products were primarily driven by the expected growth of WixelaTM InhubTM and Yupelri® due to the launch timing of each product when compared to the prior year period. The increase in net sales was partially offset by lower net sales of existing products as a result of lower pricing. Lower pricing on sales of existing products was driven by changes in the competitive environment, including for Levothyroxine Sodium. The impact of foreign currency translation on current period net sales was insignificant within North America.
•Net sales from Europe segment totaled $1.96 billion during the six months ended June 30, 2020, an increase of $72.0 million or 4% when compared to the prior year period. This increase was primarily the result of higher net sales of existing products, as a result of increased volumes, and to a lesser extent new product sales. Volumes of existing products increased by approximately $40.0 million due to the resolution of supply disruptions encountered in the prior year period. The remainder of the increase in net sales was the result of expected net sales growth in the region partially offset by the negative impact of COVID-19. The increase in net sales was partially offset by the unfavorable impact of foreign currency translation of approximately $54.6 million or 3%, and to a lesser extent by lower pricing on sales of existing products. Constant currency net sales increased by approximately $126.6 million, or 7%, when compared to the prior year period.
•Net sales from Rest of World segment totaled $1.33 billion during the six months ended June 30, 2020, a decrease of $114.9 million or 8% when compared to the prior year period. The decrease was primarily due to the unfavorable impact of foreign currency translation and lower volumes on net sales of existing products related to the estimated negative impact from COVID-19 in China, Russia, Brazil and other emerging markets. The decrease in net sales of existing products were also impacted by lower pricing, primarily driven by government price cuts in Australia and Japan. Partially offsetting lower net sales of existing products were new product sales, primarily in Australia. Overall, net sales from Rest of World were unfavorably impacted by the effect of foreign currency translation of approximately $74.0 million, or 5%. Constant currency net sales decreased by approximately $40.9 million, or 3%, when compared to the prior year period.
U.S. GAAP gross profit was $1.93 billion and $1.74 billion for the six months ended June 30, 2020 and 2019, respectively. U.S. GAAP gross margins were 36% and 33% for the six months ended June 30, 2020 and 2019, respectively. Gross margins were positively impacted by lower amortization expense from acquired intangible assets and intangible asset impairment charges realized in the prior year period. In addition, gross margins were positively impacted as a result of higher gross profit from sales of WixelaTM InhubTM, Yupelri®, sales of new products in North America and, to a lesser extent, sales of existing products in Europe. Gross margins were negatively impacted as a result of lower gross profit from sales of existing products in Rest of World and North America. In addition, gross margins were negatively impacted by incremental costs incurred as a result of the COVID-19 pandemic, including a special bonus for plant employees. Adjusted gross profit was $2.86 billion and adjusted gross margins were 54% for the six months ended June 30, 2020 compared to adjusted gross profit of $2.87 billion and adjusted gross margins of 54% in the prior year period.

R&D expense for the six months ended June 30, 2020 was $270.5 million, compared to $320.2 million for the comparable prior year period, a decrease of $49.7 million. This decrease was primarily due to lower expenditures related to the reprioritization of global programs, and higher payments in the prior year period related to licensing arrangements for products in development.
SG&A expense for the six months ended June 30, 2020 was $1.32 billion, compared to $1.28 billion for the comparable prior year period, an increase of $48.3 million. The increase was due primarily to higher consulting fees along with other expenses primarily related to the pending Combination totaling approximately $138.7 million in the current year period, including approximately $85.0 million related to obligations to reimburse Pfizer for certain financing costs under the Combination Agreements. Partially offsetting this increase were lower selling and promotional expenses, including through our active management and certain lower expenses as a result of COVID-19.
During the six months ended June 30, 2020 the Company recorded a net charge of $17.6 million in Litigation settlements and other contingencies, net compared to a net charge of $21.6 million in the comparable prior year period. During the six months ended June 30, 2020, the Company recorded a $18.7 million loss for fair value adjustments related to respiratory delivery platform contingent consideration. Partially offsetting this item was a net gain of approximately $1.1 million related to a number of litigation matters. Litigation settlements for the six months ended June 30, 2019, consisted of litigation related charges of approximately $50.5 million for a number of matters, primarily those settled during the second quarter of 2019, which was partially offset by a gain of $28.9 million for fair value adjustments related to the respiratory delivery platform contingent consideration.
U.S. GAAP net earnings (loss) increased by $253.7 million to earnings of $60.2 million for the six months ended June 30, 2020, compared to a loss of $(193.5) million for the prior year period. The Company recognized a U.S. GAAP income tax benefit of $9.5 million, compared to a U.S. GAAP income tax provision of $26.9 million for the comparable prior year period, an increase of $36.4 million. During the six months ended June 30, 2020, the Company recognized a benefit as a result of changes in the assessment of the realizability of deferred tax assets. During the six months ended June 30, 2019, primarily due to the settlement in principle reached with the IRS and the expiration of federal and foreign statutes of limitations, the Company increased its net liability for unrecognized tax benefits by approximately $46.1 million. Also impacting the current year income tax expense was the changing mix of income earned in jurisdictions with differing tax rates. Adjusted net earnings increased to $1.04 billion compared to $954.7 million for the prior year period.
EBITDA was $1.15 billion for the six months ended June 30, 2020, and $1.13 billion for the comparable prior year period. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $1.63 billion for the six months ended June 30, 2020 and $1.56 billion for the comparable prior year period.

Cash Flow
U.S. GAAP net cash provided by operating activities for the three and six months ended June 30, 2020 was $379.5 million and $670.6 million, compared to $668.9 million and $629.2 million in the comparable prior year periods. Capital expenditures were approximately $44.5 million and $87.9 million for the three and six months ended June 30, 2020 compared to approximately $44.1 million and $97.2 million for the comparable prior year periods.
Adjusted net cash provided by operating activities for the three and six months ended June 30, 2020 was $565.1 million and $965.2 million compared to adjusted net cash provided by operating activities of $767.8 million and $848.0 million for the comparable prior year period. Adjusted free cash flow, defined as adjusted net cash provided by operating activities less capital expenditures, was $521.5 million and $878.6 million for the three and six months ended June 30, 2020, compared to $723.7 million and $750.8 million for the comparable prior year period.

Conference Call and Earnings Materials
Mylan N.V. will host a conference call and live webcast, today at 10:30 a.m. ET, to review the Company's financial results for the second quarter ended June 30, 2020. The earnings call can be accessed live by calling 855.493.3607 or 346.354.0950 for international callers (ID#: 4267916) or at the following address on the Company's website:

investor.mylan.com. The Q2 2020 "Earnings Call Presentation", which will be referenced during the call can be found at investor.mylan.com. A replay of the webcast will also be available on the website.

Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted gross profit, adjusted gross margins, adjusted net earnings, EBITDA, adjusted EBITDA, adjusted R&D and as a % of total revenues, adjusted SG&A and as a % of total revenues, adjusted earnings from operations, adjusted interest expense, adjusted other (income) expense, adjusted effective tax rate, notional debt to Credit Agreement Adjusted EBITDA leverage ratio, long-term average debt to Credit Agreement Adjusted EBITDA leverage ratio target, adjusted net cash provided by operating activities, adjusted free cash flow, constant currency total revenues and constant currency net sales are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Mylan N.V. ("Mylan" or the "Company"). Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. Primarily due to acquisitions and other significant events which may impact comparability of our periodic operating results, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results was limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using adjusted metrics included herein, along with other performance metrics. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA and Credit Agreement Adjusted EBITDA (as defined below) pursuant to our Credit Agreement is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants and assess the Company's ability to incur additional indebtedness. The Company also believes that adjusted EBITDA better focuses management on the Company's underlying operational results and true business performance and, beginning in 2020, is used, in part, for management's incentive compensation. We also report sales performance using the non-GAAP financial measures of "constant currency" total revenues and net sales. These measures provide information on the change in total revenues and net sales assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented at constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our net sales and total revenues performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and believe that this presentation also provides useful information to investors for the same reason. The "Summary of Total Revenues by Segment" table below compares net sales on an actual and constant currency basis for each reportable segment for the quarters and year to date periods ended June 30, 2020 and 2019 as well as for total revenues. Also, set forth below, Mylan has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.
For additional information regarding the components and uses of Non-GAAP financial measures refer to Management's Discussion and Analysis of Financial Condition and Results of Operations--Use of Non-GAAP Financial Measures section of Mylan’s Quarterly Report on Form 10-Q for the three months ended June 30, 2020 (the "Form 10-Q").
Mylan is not providing forward-looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, acquisition-related expenses, including integration, restructuring expenses, asset impairments, litigation settlements and other contingencies, including changes to contingent consideration and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.

Reconciliation of U.S. GAAP Net Earnings to Adjusted Net Earnings
Below is a reconciliation of U.S. GAAP net earnings (loss) to adjusted net earnings for the three and six months ended June 30, 2020 compared to the prior year period:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2020	2019	2020	2019
U.S. GAAP net earnings (loss)	$39.4	$(168.5)	$60.2	$(193.5)
Purchase accounting related amortization (primarily included in cost of sales)	351.8	440.0	704.0	875.4
Litigation settlements and other contingencies, net	15.8	20.9	17.6	21.6
Interest expense (primarily clean energy investment financing and accretion of contingent consideration)	5.5	6.9	11.3	14.2
Clean energy investments pre-tax loss	17.2	16.2	34.5	33.2
Acquisition related costs (primarily included in SG&A) (a)	122.7	5.5	145.9	13.6
Restructuring related costs (b)	23.6	57.6	32.5	77.5
Share-based compensation expense	15.3	16.8	34.7	34.8
Other special items included in:
Cost of sales (c)	99.5	112.1	215.7	197.2
Research and development expense (d)	40.4	27.1	42.1	60.2
Selling, general and administrative expense	9.1	10.8	5.4	24.7
Other expense, net	(16.1)	—	(16.4)	—
Tax effect of the above items and other income tax related items	(149.9)	(12.6)	(246.0)	(204.2)
Adjusted net earnings	$574.3	$532.8	$1,041.5	$954.7
____________
Significant items include the following:
(a) Acquisition related costs consist primarily of transaction costs including legal and consulting fees and integration activities. The increase for the three and six months ended June 30, 2020 relates to transaction costs for the pending Combination, including approximately $85.0 million related to the Company’s obligation to reimburse Pfizer for certain financing costs under the Combination Agreements.
(b) For the three months ended June 30, 2020, charges of approximately $4.1 million are included in cost of sales, approximately $0.2 million is included in R&D, and approximately $19.3 million is included in SG&A. For the six months ended June 30, 2020, charges of approximately $8.9 million are included in cost of sales, approximately $0.4 million is included in R&D, and approximately $23.2 million is included in SG&A. Refer to Note 15 Restructuring included in Part I, Item 1 of our Form 10-Q for the six months ended June 30, 2020 for additional information.
(c) Costs incurred during the three and six months ended June 30, 2020 include incremental manufacturing variances and site remediation activities as a result of the activities at the Company’s Morgantown plant of approximately $63.0 million and $121.8 million, respectively. In addition, the three and six months ended June 30, 2020 includes incremental manufacturing variances incurred as a result of the COVID-19 pandemic of approximately $15.0 million and $22.0 million, respectively. Also, the six months ended June 30, 2020 includes $25.0 million related to a special bonus for plant employees as a result of the COVID-19 pandemic. The three months ended June 30, 2019 includes costs related to the Valsartan product recall, the termination of a contract and certain other inventory write-offs. Charges for the six months ended June 30, 2019 primarily related to certain incremental manufacturing variances and site remediation activities as a result of the activities at the Company’s Morgantown plant and the items also impacting the change for the three-month period.
(d) R&D expense for the three and six months ended June 30, 2020 consists primarily of amounts for product development arrangements, including with Revance Therapeutics Inc., of approximately $39.4 million and $41.0 million, respectively. R&D expense for the three months ended June 30, 2019 consists primarily of payments for product development arrangements of approximately $23.4 million, which includes $18.4 million related to the expansion of the Yupelri® agreement with Theravance Biopharma Inc., and the remaining expense relates to on-going collaboration agreements. R&D expense for the six months ended June 30, 2019 consists primarily of payments for product development arrangements of approximately $46.7 million, including $18.4 million for the expansion of the Yupelri® agreement and $23.3 million related to non-refundable upfront licensing amounts for a product in development. The remaining expense relates to on-going development collaborations.

Reconciliation of U.S. GAAP Net Earnings to EBITDA and Adjusted EBITDA
Below is a reconciliation of U.S. GAAP net earnings (loss) to EBITDA and adjusted EBITDA for the three and six months ended June 30, 2020 compared to the prior year period:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2020	2019	2020	2019
U.S. GAAP net earnings (loss)	$39.4	$(168.5)	$60.2	$(193.5)
Add / (deduct) adjustments:
Clean energy investments pre-tax loss	17.2	16.2	34.5	33.2
Income tax (benefit) provision	(19.4)	116.4	(9.5)	26.9
Interest expense (a)	116.2	131.2	236.1	262.4
Depreciation and amortization (b)	415.7	501.4	830.7	1,001.9
EBITDA	$569.1	$596.7	$1,152.0	$1,130.9
Add / (deduct) adjustments:
Share-based compensation expense	15.3	16.8	34.7	34.8
Litigation settlements and other contingencies, net	15.8	20.9	17.6	21.6
Restructuring, acquisition related and other special items (c)	278.4	213.0	425.0	370.3
Adjusted EBITDA	$878.6	$847.4	$1,629.3	$1,557.6
____________
(a) Includes clean energy investment financing and accretion of contingent consideration.
(b) Includes purchase accounting related amortization.
(c) See items detailed in the Reconciliation of U.S. GAAP Net Earnings to Adjusted Net Earnings.

About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in healthcare. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what's right, not what's easy; and impact the future through passionate global leadership. We offer a portfolio of more than 7,500 marketed products around the world, including antiretroviral therapies on which approximately 40% of people being treated for HIV/AIDS globally depend. We market our products in more than 165 countries and territories. We are one of the world's largest producers of active pharmaceutical ingredients. Our approximately 35,000-strong workforce is dedicated to creating better health for a better world, one person at a time. Learn more at Mylan.com. We routinely post information that may be important to investors on our website at investor.mylan.com.

Forward-Looking Statements
This release contains "forward-looking statements." Such forward-looking statements may include, without limitation, updating our 2020 financial guidance; the impact of the COVID-19 pandemic; that Mylan is tightening its full year guidance within the ranges of the original expectations for both adjusted EBITDA and total revenues; we now expect the overall COVID-19 recovery efforts will occur slower than anticipated and may continue throughout the rest of the year; as a result, we expect total revenues, which absorbed a 2% net decline related to COVID-19 in the first half of the year, to have an overall similar negative impact for the second half of the year; as a result we are tightening our total revenue range to between $11.5 to $12.0 billion; we are tightening our adjusted EBITDA guidance range to between $3.30 to $3.70 billion; Mylan's strong results from the first half of the year demonstrate the resilience of our underlying business, even amidst the current environment, with total revenues of $5.35 billion, an increase of 3% year-over-year on a constant currency basis, and adjusted EBITDA of $1.63 billion, representing an increase of 5%; looking forward to the remainder of the year, we’re tightening our full year guidance within the ranges of our original expectations for both adjusted EBITDA and revenues; on adjusted EBITDA, we expect to be able to substantially maintain our original target for the full year while tightening the range to between $3.3 and $3.7 billion; at the midpoint, this implies slightly less than $1.9 billion of second half adjusted EBITDA, which we expect to be weighted more to the fourth quarter; on revenue, we’re also tightening our full year range to between $11.5 and $12 billion, taking into consideration COVID-19 topline impacts to date and our anticipation that recovery efforts will continue until at least the end of the year; Mylan continues to progress toward a successful deal close with Pfizer’s

Upjohn business in the fourth quarter of this year, and are proud of all that we continue to achieve as Mylan in order to set up the new company for success in 2021 and beyond; the commitment of our employees, especially our front-line workers, has enabled us to maintain supply continuity and strong customer service levels without any meaningful disruption during the first half of 2020; through leveraging new technologies and virtual tools, our sales force has provided continual support to meet the needs of healthcare professionals and the patients they serve; as we navigate the current environment, we also remain focused on our long-term strategy; our sustained momentum in achieving key pipeline and biosimilar development program milestones reflects our continued concentration in moving up the science spectrum and bringing to market difficult-to-develop and complex products; we are especially proud of the global biosimilars franchise we have built, as we are approaching $1 billion in expected cumulative biosimilar sales with 90% of this value coming from the last two years; strong cash flow allowed us to repay €500M of maturing debt during the quarter and to reduce leverage to 3.4 times, and marked significant progress toward our target of approximately $1 billion of 2020 debt repayments; despite overall prevailing market uncertainty, we continue to expect full year adjusted free cash flow generation to be consistent with 2019 levels and remain fully committed to our investment grade credit rating; that Ken Parks will depart effective September 1, 2020; the extension of the EpiPen Supply Agreement for an additional four-year period through December 31, 2024, with an option for Mylan (or Upjohn) to further extend the term for an additional one-year period thereafter; that the extent to which the COVID-19 pandemic will impact our business, operations and financial results in future periods will depend on numerous evolving factors that are beyond our control, and that we may not be able to accurately predict; and statements about the proposed transaction pursuant to which Mylan will combine with Pfizer’s Upjohn business (the “Upjohn Business”) in a Reverse Morris Trust transaction (the “Combination”), the expected timetable for completing the Combination, the benefits and synergies of the Combination, future opportunities for the combined company and products and any other statements regarding Mylan’s, the Upjohn Business’s or the combined company’s future operations, financial or operating results, capital allocation, dividend policy, debt ratio, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, and other expectations and targets for future periods. These may often be identified by the use of words such as "will," "may," "could," "should," "would," "project," "believe," "anticipate," "expect," "plan," "estimate," "forecast," "potential," "pipeline," "intend," "continue," "target," "seek," and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: with respect to the Combination, the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the Combination, changes in relevant tax and other laws, the parties’ ability to consummate the Combination, the conditions to the completion of the Combination not being satisfied or waived on the anticipated timeframe or at all, the regulatory approvals required for the Combination not being obtained on the terms expected or on the anticipated schedule or at all, the integration of Mylan and the Upjohn Business being more difficult, time consuming or costly than expected, Mylan’s and the Upjohn Business’s failure to achieve expected or targeted future financial and operating performance and results, the possibility that the combined company may be unable to achieve expected benefits, synergies and operating efficiencies in connection with the Combination within the expected timeframes or at all or to successfully integrate Mylan and the Upjohn Business, customer loss and business disruption being greater than expected following the Combination, the retention of key employees being more difficult following the Combination, changes in third-party relationships and changes in the economic and financial conditions of the business of Mylan or the Upjohn Business; the potential impact of public health outbreaks, epidemics and pandemics, such as the COVID-19 pandemic; actions and decisions of healthcare and pharmaceutical regulators; failure to achieve expected or targeted future financial and operating performance and results; uncertainties regarding future demand, pricing and reimbursement for our or the Upjohn Business’s products; any regulatory, legal or other impediments to Mylan's or the Upjohn Business’s ability to bring new products to market, including, but not limited to, where Mylan or the Upjohn Business uses its business judgment and decides to manufacture, market and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an "at-risk launch"); success of clinical trials and Mylan's or the Upjohn Business’s ability to execute on new product opportunities; any changes in or difficulties with our or the Upjohn Business’s manufacturing facilities, including with respect to remediation and restructuring activities, supply chain or inventory or the ability to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings, including government investigations, and the impact of any such proceedings on our or the Upjohn Business’s financial condition, results of operations and/or cash flows; the ability to meet expectations regarding the accounting and tax treatments of acquisitions; changes in relevant tax and other laws, including but not limited to changes in the U.S. tax code and healthcare and pharmaceutical laws and regulations in the U.S. and abroad; any significant breach of data security or data privacy or disruptions to our or the Upjohn Business’s information technology systems; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; the impact of competition; identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products, or assets being more difficult, time-consuming or costly than anticipated; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with business transformation initiatives, strategic acquisitions, strategic initiatives or restructuring programs within the expected timeframes or at all; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Mylan's business activities, see the risks described in Mylan's Annual Report on Form 10-K for the year ended December 31, 2019, as amended, Mylan's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and our other filings with the SEC. These risks, as well as other risks associated with Mylan, the Upjohn Business, the combined company and the Combination are also more fully discussed in the Registration Statement on Form S-4, as amended, which includes a proxy statement/prospectus (as amended, the “Form S-4”), which was filed by Upjohn with the SEC on October 25, 2019 and declared effective by the SEC on February 13, 2020, the Registration Statement on Form 10, which includes an information statement (the “Form 10”), which was filed by Upjohn with the SEC on June 12, 2020 and declared effective by the SEC on June 30, 2020, a definitive proxy statement, which was filed by Mylan with the SEC on February 13, 2020 (the “Proxy Statement”), and a prospectus, which was filed by Upjohn with the SEC on February 13, 2020 (the “Prospectus”). You can access Mylan's filings with the SEC through the SEC website at www.sec.gov or through our website, and Mylan strongly encourages you to do so. Mylan routinely posts information that may be important to investors on our website at investor.mylan.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC's Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated into this release. Mylan undertakes no obligation to update any statements herein for revisions or changes after the date of this release other than as required by law.

Additional Information and Where to Find It

This release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the Combination, Upjohn and Mylan have filed certain materials with the SEC, including, among other materials, the Form S-4, Form 10 and Prospectus filed by Upjohn and the Proxy Statement filed by Mylan. The Form S-4 was declared effective on February 13, 2020 and the Proxy Statement and the Prospectus were first mailed to shareholders of Mylan on or about February 14, 2020 to seek approval of the Combination. The Form 10 was declared effective on June 30, 2020. Upjohn and Mylan intend to file additional relevant materials with the SEC in connection with the Combination. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MYLAN, UPJOHN AND THE COMBINATION. The documents relating to the Combination (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from Mylan, upon written request to Mylan or by contacting Mylan at (724) 514-1813 or investor.relations@mylan.com or from Pfizer on Pfizer’s internet website at https://investors.Pfizer.com/financials/sec-filings/default.aspx or by contacting Pfizer’s Investor Relations Department at (212) 733-2323, as applicable.

Mylan N.V. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Net sales	$2,695.9	$2,818.2	$5,284.1	$5,278.8
Other revenues	35.3	33.3	66.3	68.2
Total revenues	2,731.2	2,851.5	5,350.4	5,347.0
Cost of sales	1,705.5	1,918.9	3,418.6	3,609.2
Gross profit	1,025.7	932.6	1,931.8	1,737.8
Operating expenses:
Research and development	156.3	147.6	270.5	320.2
Selling, general and administrative	719.4	668.6	1,324.8	1,276.5
Litigation settlements and other contingencies, net	15.8	20.9	17.6	21.6
Total operating expenses	891.5	837.1	1,612.9	1,618.3
Earnings from operations	134.2	95.5	318.9	119.5
Interest expense	116.2	131.2	236.1	262.4
Other (income) expense, net	(2.0)	16.4	32.1	23.7
Earnings (Loss) before income taxes	20.0	(52.1)	50.7	(166.6)
Income tax (benefit) provision	(19.4)	116.4	(9.5)	26.9
Net earnings (loss)	$39.4	$(168.5)	$60.2	$(193.5)
Earnings (Loss) per ordinary share:
Basic	$0.08	$(0.33)	$0.12	$(0.38)
Diluted	$0.08	$(0.33)	$0.12	$(0.38)
Weighted average ordinary shares outstanding:
Basic	516.9	515.5	516.7	515.3
Diluted	517.2	515.5	517.1	515.3

Mylan N.V. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	June 30, 2020	December 31, 2019
ASSETS
Assets
Current assets:
Cash and cash equivalents	$323.6	$475.6
Accounts receivable, net	2,753.2	3,058.8
Inventories	2,785.7	2,670.9
Prepaid expenses and other current assets	602.1	552.0
Total current assets	6,464.6	6,757.3
Intangible assets, net	10,955.9	11,649.9
Goodwill	9,523.3	9,590.6
Other non-current assets	3,211.6	3,257.7
Total assets	$30,155.4	$31,255.5
LIABILITIES AND EQUITY
Liabilities
Current portion of long-term debt and other long-term obligations	$3,198.4	$1,508.1
Current liabilities	3,772.9	4,061.0
Long-term debt	8,994.4	11,214.3
Other non-current liabilities	2,443.5	2,588.3
Total liabilities	18,409.2	19,371.7
Mylan N.V. shareholders' equity	11,746.2	11,883.8
Total liabilities and equity	$30,155.4	$31,255.5

Mylan N.V. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)
Summary of Total Revenues by Segment

	Three Months Ended
	June 30,
(in millions)	2020	2019	% Change	2020 Currency Impact (1)	2020 Constant Currency Revenues	Constant Currency % Change (2)
Net sales
North America	$1,039.0	$1,023.4	2%	$2.2	$1,041.2	2%
Europe	935.0	989.6	(6)%	21.3	956.3	(3)%
Rest of World	721.9	805.2	(10)%	44.1	766.0	(5)%
Total net sales	2,695.9	2,818.2	(4)%	67.6	2,763.5	(2)%

Other revenues (3)	35.3	33.3	6%	(0.1)	35.2	6%
Consolidated total revenues (4)	$2,731.2	$2,851.5	(4)%	$67.5	$2,798.7	(2)%

	Six Months Ended
	June 30,
(in millions)	2020	2019	% Change	2020 Currency Impact (1)	2020 Constant Currency Revenues	Constant Currency % Change (2)
Net sales
North America	$1,994.5	$1,946.3	2%	$3.3	$1,997.8	3%
Europe	1,956.9	1,884.9	4%	54.6	2,011.5	7%
Rest of World	1,332.7	1,447.6	(8)%	74.0	1,406.7	(3)%
Total net sales	5,284.1	5,278.8	—%	131.9	5,416.0	3%

Other revenues (3)	66.3	68.2	(3)%	0.2	66.5	(2)%
Consolidated total revenues (4)	$5,350.4	$5,347.0	—%	$132.1	$5,482.5	3%
____________
(1) Currency impact is shown as unfavorable (favorable).
(2) The constant currency percentage change is derived by translating net sales or revenues for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2020 constant currency net sales or revenues to the corresponding amount in the prior year.
(3)For the three months ended June 30, 2020, other revenues in North America, Europe, and Rest of World were approximately $14.9 million, $3.5 million, and $16.9 million, respectively. For the six months ended June 30, 2020, other revenues in North America, Europe, and Rest of World were approximately $34.4 million, $7.7 million, and $24.2 million, respectively. For the three months ended June 30, 2019, other revenues in North America, Europe, and Rest of World were approximately $19.1 million, $3.8 million, and $10.4 million, respectively. For the six months ended June 30, 2019, other revenues in North America, Europe, and Rest of World were approximately $41.2 million, $8.5 million, and $18.5 million, respectively.
(4)Amounts exclude intersegment revenue that eliminates on a consolidated basis.

Reconciliation of Income Statement Line Items

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
U.S. GAAP cost of sales	$1,705.5	$1,918.9	$3,418.6	$3,609.2
Deduct:
Purchase accounting amortization and other related items	(351.8)	(440.0)	(704.0)	(875.4)
Acquisition related items	(1.3)	(1.6)	(2.1)	(2.1)
Restructuring and related costs	(4.1)	(46.3)	(8.9)	(60.8)
Share-based compensation expense	(0.4)	(0.5)	(0.7)	(0.5)
Other special items	(99.5)	(112.1)	(215.7)	(197.2)
Adjusted cost of sales	$1,248.4	$1,318.4	$2,487.2	$2,473.2

Adjusted gross profit (a)	$1,482.8	$1,533.1	$2,863.2	$2,873.8

Adjusted gross margin (a)	54%	54%	54%	54%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
U.S. GAAP R&D	$156.3	$147.6	$270.5	$320.2
Deduct:
Acquisition related costs	(0.2)	—	(0.2)	(0.3)
Restructuring and related costs	(0.2)	—	(0.4)	(0.1)
Share-based compensation expense	(0.7)	(0.9)	(1.1)	(1.0)
Other special items	(40.4)	(27.1)	(42.1)	(60.2)
Adjusted R&D	$114.8	$119.6	$226.7	$258.6

Adjusted R&D as % of total revenues	4%	4%	4%	5%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
U.S. GAAP SG&A	$719.4	$668.6	$1,324.8	$1,276.5
Add / (Deduct):
Acquisition related costs	(121.4)	(3.9)	(143.6)	(11.2)
Restructuring and related costs	(19.4)	(11.3)	(23.3)	(16.6)
Share-based compensation expense	(14.3)	(15.4)	(32.9)	(33.3)
Other special items and reclassifications	(9.1)	(10.8)	(5.4)	(24.7)
Adjusted SG&A	$555.2	$627.2	$1,119.6	$1,190.7

Adjusted SG&A as % of total revenues	20%	22%	21%	22%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
U.S. GAAP total operating expenses	$891.5	$837.1	$1,612.9	$1,618.3
Add / (Deduct):
Litigation settlements and other contingencies, net	(15.8)	(20.9)	(17.6)	(21.6)
R&D adjustments	(41.5)	(28.0)	(43.8)	(61.6)
SG&A adjustments	(164.2)	(41.4)	(205.2)	(85.8)
Adjusted total operating expenses	$670.0	$746.8	$1,346.3	$1,449.3

Adjusted earnings from operations (b)	$812.8	$786.3	$1,516.9	$1,424.5

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
U.S. GAAP interest expense	$116.2	$131.2	$236.1	$262.4
Deduct:
Interest expense related to clean energy investments	(1.0)	(1.5)	(2.1)	(3.2)
Accretion of contingent consideration liability	(3.1)	(3.9)	(6.4)	(8.2)
Other special items	(1.4)	(1.5)	(2.8)	(2.8)
Adjusted interest expense	$110.7	$124.3	$224.8	$248.2

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
U.S. GAAP other (income) expense, net	$(2.0)	$16.4	$32.1	$23.7
Add / (Deduct):
Clean energy investments pre-tax loss (c)	(17.2)	(16.2)	(34.5)	(33.2)
Other items	16.1	—	16.4	—
Adjusted other (income) expense, net	$(3.1)	$0.2	$14.0	$(9.5)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
U.S. GAAP earnings (loss) before income taxes	$20.0	$(52.1)	$50.7	$(166.6)
Total pre-tax non-GAAP adjustments	684.7	714.1	1,227.2	1,352.6
Adjusted earnings before income taxes	$704.7	$662.0	$1,277.9	$1,186.0

U.S. GAAP income tax (benefit) provision	$(19.4)	$116.4	$(9.5)	$26.9
Adjusted tax expense	149.8	12.7	245.9	204.4
Adjusted income tax provision	$130.4	$129.1	$236.4	$231.3

Adjusted effective tax rate	18.5%	19.5%	18.5%	19.5%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
U.S. GAAP net cash provided by operating activities	$379.5	$668.9	$670.6	$629.2
Add / (Deduct):
Restructuring and related costs (d)	68.2	56.5	130.7	140.2
Corporate contingencies	16.6	(6.6)	15.2	(6.6)
Acquisition related costs	29.5	—	53.7	—
R&D expense	35.2	29.8	50.2	66.0
Other	36.1	19.2	44.8	19.2
Adjusted net cash provided by operating activities	$565.1	$767.8	$965.2	$848.0

Deduct:
Capital expenditures	(44.5)	(44.1)	(87.9)	(97.2)
Proceeds from sale of property, plant and equipment	0.9	—	1.3	—
Adjusted free cash flow	$521.5	$723.7	$878.6	$750.8
___________
(a)U.S. GAAP gross profit is calculated as total revenues less U.S. GAAP cost of sales. U.S. GAAP gross margin is calculated as U.S. GAAP gross profit divided by total revenues. Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.
(b)U.S. GAAP earnings from operations is calculated as U.S. GAAP gross profit less U.S. GAAP total operating expenses. Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.
(c)Adjustment represents exclusion of activity related to Mylan's clean energy investments, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code of 1986, as amended.

(d)For the three and six months ended June 30, 2020 includes approximately $61.2 million and $116.8 million, respectively, of certain incremental manufacturing variances and site remediation expenses as a result of the activities at the Company’s Morgantown plant.

Reconciliation of EBITDA and Adjusted EBITDA
Below is a reconciliation of U.S. GAAP net earnings to EBITDA and adjusted EBITDA for the respective quarterly periods:

	Three Months Ended
	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020
U.S. GAAP net earnings (loss)	$189.8	$20.5	$20.8	$39.4
Add / (deduct) adjustments:
Clean energy investments pre-tax loss	10.4	18.5	17.3	17.2
Income tax (benefit) provision	(4.0)	114.7	9.9	(19.4)
Interest expense	128.9	126.0	119.9	116.2
Depreciation and amortization	469.7	547.7	415.0	415.7
EBITDA	$794.8	$827.4	$582.9	$569.1
Add / (deduct) adjustments:
Share-based compensation expense	16.1	5.9	19.4	15.3
Litigation settlements and other contingencies, net	(51.9)	8.9	1.8	15.8
Restructuring, acquisition related and other special items	163.8	217.1	146.6	278.4
Adjusted EBITDA	$922.8	$1,059.3	$750.7	$878.6
June 30, 2020 Notional Debt to Twelve Months Ended June 30, 2020 Mylan N.V. Adjusted EBITDA as calculated under our Credit Agreement ("Credit Agreement Adjusted EBITDA") Leverage Ratio
The stated non-GAAP financial measure June 30, 2020 notional debt to twelve months ended June 30, 2020 Credit Agreement Adjusted EBITDA leverage ratio is based on the sum of (i) Mylan's adjusted EBITDA for the quarters ended September 30, 2019, December 31, 2019, March 31, 2020 and June 30, 2020 and (ii) certain adjustments permitted to be included in Credit Agreement Adjusted EBITDA as of June 30, 2020 pursuant to the revolving credit facility dated as of July 27, 2018 (as amended, supplemented or otherwise modified from time to time), among Mylan Inc., as borrower, the Company, as guarantor, certain affiliates and subsidiaries of the Company from time to time party thereto as guarantors, each lender from time to time party thereto and Bank of America, N.A., as administrative agent (the "Credit Agreement") as compared to Mylan's June 30, 2020 total debt and other current obligations at notional amounts.

	Three Months Ended				Twelve Months Ended
	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	June 30, 2020
Mylan N.V. Adjusted EBITDA	$922.8	$1,059.3	$750.7	$878.6	$3,611.4
Add: other adjustments including estimated synergies					(3.3)
Credit Agreement Adjusted EBITDA					$3,608.1

Reported debt balances:
Long-term debt, including current portion					$12,138.8
Short-term borrowings and other current obligations					137.8
Total					$12,276.6
Add / (deduct):
Net discount on various debt issuances					28.9
Deferred financing fees					54.7
Fair value adjustment for hedged debt					(39.3)
Total debt at notional amounts					$12,320.9

Notional debt to Credit Agreement Adjusted EBITDA Leverage Ratio					3.4
Long-term average debt to Credit Agreement Adjusted EBITDA leverage ratio target of ~3.0x
The stated forward-looking non-GAAP financial measure, targeted long term average leverage of ~3.0x debt-to-Credit Agreement Adjusted EBITDA, is based on the ratio of (i) targeted long-term average debt, and (ii) targeted long-term Credit Agreement Adjusted EBITDA. However, the Company has not quantified future amounts to develop the target but has stated its goal to manage long-term average debt and adjusted earnings and EBITDA over time in order to generally maintain the target. This target does not reflect Company guidance.